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                                                                  EXHIBIT 10.19

                           [TIMES MIRROR LETTERHEAD]


April 5, 1999

PERSONAL AND CONFIDENTIAL

Ms. Mary E. Junck
1001 St. Georges Road
Baltimore, Maryland 21210

Dear Mary:

This letter will confirm our previous discussions and shall constitute the agreement ("Agreement") reached with you concerning the terms and conditions under which you resign your employment with The Times Mirror Company ("Times Mirror") and its wholly owned subsidiary, The Baltimore Sun, Inc. ("The Baltimore Sun"), (both of which are collectively referred to in this Agreement as the "Companies") and the benefits and payments which you will receive from the Companies in consideration of the termination of your employment. This Agreement and the benefits and payments described in it are conditioned upon your execution of and complying with the terms and conditions set forth in this Agreement.

1. Employment Status: (a) By the execution of this Agreement, as of April 9, 1999, you will relinquish the title and duties of Executive Vice President, as well as any other positions you may hold within the Companies and any of their respective subsidiaries and affiliates.

       (b) Effective the close of business on June 30, 1999, (the "Effective Date") regardless of whether you become disabled prior to such date, your active employment with the Companies will terminate and you will be placed on a leave of absence ("Leave of Absence"). Regardless of whether you accept employment with another employer, your employment with the Companies, as well as the Leave of Absence, will terminate on the earlier of (i) the date you elect to terminate employment by providing written notice to either the Senior Vice President of Human Resources or the Secretary of Times Mirror or (ii) July 1, 2001 ("Termination Date"). In the event that you accept employment with another employer not within the Times Mirror group of companies before your Termination Date, your employment status under this Agreement and the terms of this Agreement will not change other than as specified herein. (Notwithstanding the foregoing, if you do not execute this Agreement, your employment will terminate as of June 30, 1999.)



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Ms. Mary E. Junck
April 5, 1999
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2.     Paid Leave of Absence/Special Payment: (a) From April 9, 1999 through the
       Effective Date, you will be paid $8,653.85 per week, less required withholdings, on regular payroll intervals. Thereafter, during the Leave of Absence, subject to the terms and conditions of this Agreement and regardless of your death or disability, you will receive a special payment equal to $100,000, which represents one-half of your annual target bonus incentive award in effect on the date of this Agreement, payable as set forth below. Such special payment is in lieu of any bonus award otherwise payable for 1999 and constitutes severance payments to you during the Leave of Absence.

       (b) During the Leave of Absence through your Termination Date, this special payment will be paid to you, less appropriate withholdings, in equivalent quarterly installments of $12,500, the first payroll period of each calendar quarter, commencing with the third calendar quarter of 1999 (i.e., on or about July 1, 1999). In the event your Termination Date is prior to July 1, 2001 (as provided for in paragraph 1(b) of this Agreement), then upon such earlier Termination Date, you or your heirs or assigns will receive the remaining special payments (if any) in a single special payment equal to the difference of (i) $100,000, less (ii) the special payments received during the Leave of Absence. The single sum special payment, if any, less appropriate withholdings, will be payable within 30 days after your earlier Termination Date.

       (c) For purposes of Regulation S-K of the Securities Exchange Act of 1934 ("Regulation S-K"), all payments made to you under this Agreement shall be deemed to be severance payments and not salary or bonus.

3. Annual Bonus Incentive Award/Matching Bonus Restricted Stock: On the Effective Date you will cease participation in the Times Mirror bonus incentive plan with respect to 1999 and thereafter. Since you will not be receiving a 1999 bonus incentive award, your election to place on deposit shares of Times Mirror stock equal in value to 25% of your 1999 bonus will be canceled.

4. Group Benefits: (a) While you are still actively employed, all group health care and group insurance benefits offered to active full-time employees to which you are currently entitled and/or enrolled will continue in accordance with your enrollment elections and the terms of the plans. While on your Leave of Absence, for a maximum period of one year, you will remain eligible for The Baltimore Sun's group insurance programs offered to active employees, except as noted below. Your contributions for these coverages will be at the same rate paid by active employees and will, be deducted from the periodic severance payments being made to you under this Agreement.

       (b) As of the Effective Date, which is the date that your active employment terminates, your coverage under business travel and the short and long term disability programs, if enrolled, will cease. You have the option to convert all or part of your business travel



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Ms. Mary E. Junck
April 5, 1999
Page 3

       insurance to an individual policy, subject to established rules and plan limitations. Further, if you are enrolled in the long-term disability plan ("LTD") and you have been covered under the plan for 12 months or more, you may, subject to plan terms, convert your LTD coverage to an individual policy. If you wish to take advantage of either or both of these conversion options, your application(s) must be received by the respective insurance carrier(s) within 31 days from the date your coverage terminates; otherwise, you will waive your right to convert.

       (c) Upon the earlier of the end of the first year of your Leave of Absence or your Termination Date, all other employee benefit plan coverages will cease. You have the option, subject to established rules and plan limitations, to convert all or part of your basic life and, if enrolled, voluntary accidental death and dismemberment coverages to individual policies. If you wish to take advantage of this option, your application(s) must be received by the insurance carrier(s) within 31 days from the date your coverages terminate, otherwise you will waive your right to convert. If you are enrolled in the Group Universal Life Insurance Program, you will hear from Prudential directly concerning the portability and conversion options available under that Plan. In addition, if you or any of your qualified family members currently have coverage under the long-term care plan, the coverage may be continued. The John Hancock Company will contact the covered individuals directly concerning the continuation of coverage.

       (d) If you are covered under one of the Baltimore Sun-sponsored health care plans, upon termination of your health care coverage (at the earlier of the end of the first year of your Leave of Absence or your Termination
       Date), you may elect to continue the coverage currently in effect for you and your covered dependents under the Consolidated Omnibus Budget Reconciliation Act (COBRA) as specified by that statute. COBRA coverage may be continued for up to 18 months (up to 29 months for any eligible individual who is disabled as determined by the Social Security Administration during the first 60 days of COBRA coverage) or until the individual is covered, after COBRA is elected, under another group health plan with no pre-existing condition limitation affecting his or her coverage or is entitled to Medicare, whichever occurs first. The COBRA election notice and form will be mailed to you upon the termination of coverage. If you and/or your eligible dependents wish to elect COBRA continuation coverage, the completed election form must be returned to The Baltimore Sun within 60 days from the date the notice is sent or the date your coverage terminated, whichever is later. You are not automatically enrolled in COBRA coverage. If you do not wish to extend health coverage under COBRA, you may, subject to established rules, convert your group medical coverage to an individual policy without proof of good health. The converted policy may not provide the same coverage as the group plan. The levels of coverage may be less and an overall lifetime maximum benefit may apply. If you are interested in converting your group coverage to an individual policy, you must apply and pay your first premiums to the health care carrier within 31 days from the date coverage ceased. Application may be



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Ms. Mary E. Junck
April 5, 1999
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       obtained directly from the carriers by contacting Member Services or, if you are covered under the Aetna plan, from Employee Benefits at (213) 237-5732. If COBRA continuation coverage is elected for the medical coverage, and coverage ends because the maximum coverage period expires, you have another opportunity to convert to an individual medical policy during the 180-day period that ends on the expiration date.

5. Retirement Benefits: (a) Prior to and during your Leave of Absence, you will continue to be eligible to participate in the Times Mirror and The Baltimore Sun's retirement plans in accordance with the respective terms and limitations of each plan. You will accrue benefits as described under the retirement plans, and you may continue to participate in the Savings Plus Plan at your selected savings rate (subject to any election you wish to make) as a result of the amounts paid to you prior to and during your Leave of Absence, subject to plan maximums and provisions. (The retirement plans provide for a maximum of one year of benefit accrual service or salary credit for the combination of your salary continuation/periodic severance payments during the Leave of Absence and any lump sum severance payments, subject to statutory limits in the Internal Revenue Code.)

       (b) You are currently vested in your benefits earned under the retirement plans and Savings Plus Plan. In addition, you are also vested in your benefits earned under the Time Mirror Supplemental Executive Retirement Plan ("SERP"). As of your Termination Date, you will be entitled to receive any vested accrued benefits under retirement plans, Savings Plus Plan and SERP in accordance with the terms of the plans and any elections you make under the plans. Distributions under each plan shall be made in accordance with the terms and procedures of each respective plan based on your participation and vesting under the plans.

6. Stock Options: (a) You presently hold options to purchase shares of stock under the Times Mirror Company stock option plans (the "Plans"). Prior to and during your Leave of Absence, options will continue to vest in accordance with the grants and the terms of the Plans, and to the extent that options are vested and exercisable during your Leave of Absence, they may be exercised in accordance with the terms of the Plans. You will not be eligible for any future stock option grants.

       (b) To the extent that options are vested and exercisable as of your Termination Date, they may be exercised in accordance with the terms of the Plans for a period of up to 30 days following your Termination Date. Options not exercisable will be canceled on your Termination Date.

       (c) Subject to the provisions of paragraph 17, your acceptance of employment with another employer not within the Times Mirror group of companies before your Termination Date will not affect your rights with respect to the Plans. Options will continue to vest in accordance with the grants and the terms of the Plans, and to the extent



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Ms. Mary E. Junck
April 5, 1999
Page 5

       that options are vested and exercisable prior to July 1, 2001, they may be exercised in accordance with the terms of the Plans.

       (d) The Companies acknowledge that as of April 9, 1999, you will no longer be an "officer as that term is defined in Rule 16a-1(f) of the rules and regulations promulgated under the Securities and Exchange Act of 1934, as amended.

       (e) Specific details on your personal vesting, exercise rights, and procedures may be obtained from the Executive Compensation and Stock Benefits group of Human Resources at Times Mirror (213) 237-3973.

7. Restricted Stock: During your Leave of Absence, restrictions will lapse on your shares of restricted stock in accordance with the provisions of the restricted stock program. Upon your Termination Date, any shares of restricted stock still subject to restriction will be canceled.

8. Matching Bonus Restricted Stock: During your Leave of Absence, you will continue to vest in your matching bonus restricted stock provided you leave your personal shares on deposit with Times Mirror. Upon your Termination Date, in accordance with the terms of the matching bonus restricted stock program, any shares of matching bonus restricted stock still subject to restrictions will be canceled and their corresponding personal shares on deposit with Times Mirror will be returned to you.

9. Club Dues: Within 10 days of the Effective Date, Times Mirror will pay you a single lump sum amount for your actual 1998 and 1999 club membership dues. No further payments for membership fees, club dues or any other special purposes will be payable after the Effective Date.

10. Other Perquisites and Benefits: All other perquisites and employee benefits and your participation in all other employee benefit programs not described herein will terminate on your Effective Date. You will continue to participate in the Times Mirror Matching Gifts Program which will cease as of your Termination Date. In addition, you will continue to be eligible for one annual physical exam provided at Times Mirror expense during the first year of your Leave of Absence, and the Companies will reimburse you up to $5,000 for financial counseling expenses incurred during the first year of your Leave of Absence. If applicable, you will cease to accrue vacation and personal days after the Effective Date, when your active employment ceases. Any accumulated but unused vacation and personal days will be paid to you as of your Termination Date.

11. Withholding and Taxes: All payments required to be made by the Companies hereunder shall be subject to any and all applicable withholdings, including any withholdings for any related federal, state or local taxes. You shall be responsible for any and all income



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Ms. Mary E. Junck
April 5, 1999
Page 6

       taxes or other taxes incurred by you as a result of your receipt of any payments from the Companies.

12. Company Property: (a) Your privileges under all of the Companies' credit cards will cease on the Effective Date. On that date, you will return all such credit cards. The Companies will prepare an accounting of your expense account and credit card balances as of that date. All business expenses through the Effective Date are to be submitted within 30 days of the Effective Date. The net amount due between you and the Companies may be added to or subtracted from the payments described above if no other reimbursement method is used.

       (b) In addition, you will return to the Companies all property of the Companies, including, without limitation, all equipment, tangible proprietary information documents, books, records, reports, contracts, lists, computer disks (or other computer-generated files or data), or copies thereof, created on any medium, prepared or obtained by you or the Companies in the course of or incident to your employment with the Companies.

13. Confidentiality: You agree to keep the terms of this Agreement strictly confidential and you agree that you will not disclose its terms to anyone other than your legal or financial advisor(s), relevant taxing authorities, and appropriate family members, and except as required by law. Further, to the extent to which information contained in this Agreement is disclosed to any other person, you agree to obtain from them the promise not to disclose this information unless required to do so by law, a court or governmental authority. The Companies agrees to keep the terms of this Agreement confidential except to the extent that disclosure of the terms is required in the ordinary course of business operations necessary or advisable to effect the terms of this Agreement or as required by relevant taxing authorities or as required by law.

14. No Claims: You represent and warrant to the Companies that you have not instituted any complaints, charges or other proceedings against the Companies, or any of its subsidiaries with any governmental agency, any court, or any arbitration agency or tribunal, and that, as a condition of this Agreement, you hereby waive any right to recovery in any such action or proceeding if you should file at any time hereafter; provided, however, that this shall not limit you from instituting such proceedings as may be necessary for the sole purpose of enforcing your rights under this Agreement or your rights to payment of benefits under any benefit plan sponsored by the Companies in which you participated on the date of this Agreement.

15. Company Information: (a) You acknowledge that in the course of your employment with the Companies, certain confidential factual and strategic information specifically related to the Companies, and its subsidiaries has been disclosed to you in confidence which was for the use of the Companies, or any or all of their respective subsidiaries ("Company



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Ms. Mary E. Junck
April 5, 1999
Page 7

       Information"). You understand and agree that you (i) will keep such Company Information confidential at all times during and after your employment with the Companies, (ii) will not disclose or communicate Company Information to any third party, and (iii) will not make use of Company Information on your own behalf, or on behalf of any third party; provided that this Agreement does not apply to information that becomes publicly available.

       (b) In view of the nature of your employment and the nature of Company Information which you received during the course of your employment, you agree that any unauthorized disclosure to third parties of Company Information or other violation, or threatened violation, of this Agreement would cause irreparable damage to the confidential status of Company Information and to the Companies, or any and all of their respective subsidiaries, and that therefore, the Companies shall be entitled to an injunction prohibiting you from any such disclosure, attempted disclosure, violation, or threatened violation. When specific Company Information becomes generally available to the public other than by your acts or omissions, it is no longer subject to restrictions in this paragraph. However, Company Information shall not be deemed to come under this exception merely because it is embraced by more general information which is or becomes generally available to the public.

       (c) The undertaking set forth in this paragraph 15 shall survive the termination of this Agreement.

16. Director and Officer Liability Coverage: During your period of employment as an officer of the Companies, under the bylaws of Times Mirror, you were covered under The Times Mirror Company's directors' and officers' liability coverage. This coverage will continue in effect with respect to the period of time during which you served as an officer of the Companies and with respect to your actions related to your employment as an officer of the Companies. In any event, Times Mirror will indemnify you, in the manner and to the extent permitted by law, from any claims, demands, lawsuits, judgments and related expenses arising from your good faith performance as an officer of the Companies during the period of your active employment with the Companies.

17. Restrictive Covenant: (a) During your employment with the Companies you have held high executive positions and responsibilities. Major operating units of Times Mirror have been under your control. As a result, you have had access to and direct responsibility for the means by which such operating units conduct their businesses, including, but not limited to, trade secrets, confidential information and future plans. The interests of the Companies require that certain reasonable limitations be imposed upon the extent to which you may become employed by competitors of the Companies. Accordingly, from the date of this Agreement through July 1, 2001, the period during which you will receive consideration from the Companies, and subject to the provisions of subparagraph (b)



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Ms. Mary E. Junck
April 5, 1999
Page 8

       below, you agree that you shall not, without the express prior written consent of the Chief Executive Officer of Times Mirror, directly or indirectly, and whether as a principal, partner, officer, director, employee, consultant, venturer, agent or otherwise, alone or in association with any person, carry on, be engaged or take part in or render services to any newspaper publishing entity or business engaged in competition with (i) The Baltimore Sun, The Times Mirror Company or any of its subsidiaries in the Baltimore Metropolitan Area which is defined as Baltimore City and the counties of Baltimore, Harford, Caroll, Anne Arundel, and Howard, Maryland, or (ii) Times Mirror or any division or subsidiary of Times Mirror in the Southern California region (consisting of the counties of Los Angeles, Orange, Ventura, San Bernardino, San Diego or Riverside, California (referred to below as the "Six Counties"). Included within the meaning of an indirect interest would be, by way of example only, an interest in a trust, corporation, venture, or partnership which in turn owns an interest in any such competitive business, or an interest in any such competitive business held through a nominee, agent, option or other device. The foregoing provisions do not apply to an investment in stock of any publicly held corporation if the market value of such investment when acquired does not exceed $500,000 or to any investment in a mutual fund.

       (b) Provided further however, that you shall not be in violation of the provisions of subparagraph (a), above, by taking a position with or becoming employed by any of the following businesses: (i) television or radio; (ii) cable television; (iii) a national newspaper group so long as your responsibilities do not include being solely responsible for the performance of a newspaper owned by such group which is distributed in the Six Counties or the Baltimore Metropolitan Area; (iv) magazine publishing; (v) an online service which does not directly compete with the content of any online service offered by the Companies or any division, subsidiary or affiliate of the Companies; (vi) weekly newspapers or shoppers; or (vii) direct mail or marketing so long as none of the businesses referred to in subparagraph (vi) above or this subparagraph (vii), distribute or circulate any publication or product in the Baltimore Metropolitan Area or in the Six Counties.

       (c) You further agree that you will not, until July 1, 2001, without the express prior written consent of the Chief Executive Officer of Times Mirror, whether for your own account or for the account of any other person, directly or through an agent, initiate contact for the purpose of enticing away from the Companies, or any of its subsidiaries any person who is an officer, employee, customer, vendor or supplier of, or an author, who is currently under contract with, the Companies, or any of their respective subsidiaries.

       (d) It is understood by and between us that the covenants and restrictions set forth in this paragraph are essential elements of our Agreement and that, but for your agreement to comply with such covenants, the Companies would not have entered into this Agreement.



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Ms. Mary E. Junck
April 5, 1999
Page 9


       (e) Notwithstanding any election which you may make resulting in the receipt by you of any portion of any remaining severance payments in a single payment under the provisions of paragraph 2, the covenants and restrictions set forth in this paragraph 17 shall remain in full force and effect to the same extent as though such severance payments had been made to you over the 24 month period set forth in paragraph 2.

       (f) Further, you may at any time request the express prior written consent of the Chief Executive Officer of Times Mirror regarding any actions you intend to take in order to avoid inadvertently breaching such provisions.

18. Termination of Benefits: You agree that the benefits to be provided to you by the Companies under this Agreement are subject to termination, reduction or cancellation in the event that you take any action or engage in any conduct in material violation of this Agreement. The Companies agree to notify you if you are believed to be engaging in conduct in violation of this Agreement and provide you with a thirty-day grace period to cure your breach if it consists of an act that can be cured. Notwithstanding anything in this Agreement to the contrary, if you fail to cure such breach during such period or if the breach is not one that is susceptible of being cured, the benefits provided to you under this Agreement will cease, but only to the extent they are in addition to those benefits to which you would otherwise be entitled.

19. Public Commentary/Acknowledgement: Each of the parties hereto agrees that such party shall not respond to or in any way participate in or contribute to any public discussion, notice, or other publicity concerning or in any way relating to the execution or the terms of this Agreement, the other parties hereto, or the business or prospects of the parties in any way that would defame, hold in a negative light or otherwise injure any other party hereto. The Companies acknowledge that your resignation was completely voluntary, that your job performance has been consistently exemplary, and that you have been an outstanding executive.

20. Release: (a) In exchange for the additional benefits to be provided to you from the Companies under this Agreement, you, on behalf of yourself, your heirs, executors, administrators and assigns, hereby waive, release, and forever discharge the Companies, their shareholders, directors, officers, employees, successors and assigns completely from any and all claims, actions, rights, demands, liabilities and causes of any action of every kind and character, known or unknown, mature or unmatured, which you had or now have, arising from or relating to your employment your termination, or any act of the Companies, or their directors, officers, and employees occurring up to and including the date of this release, including, but not limited to, any claim to reinstatement of, or future employment with, the Companies, any claim for breach of contract or wrongful termination, any claim for additional salary, severance pay, or other compensation or



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Ms. Mary E. Junck
April 5, 1999
Page 10

       employee, fringe or retiree benefits, any claim under the Employee Retirement Income Security Act of 1974, as amended, the Americans with Disabilities Act, as amended, or the Family and Medical Leave Act, as amended, and any claim based on tort, contract (expressed or implied), or any federal, state or local law, rule or regulation prohibiting employment discrimination, including, but not limited to, any claims of unlawful discrimination, any rights under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act ("Age Discrimination Act"), which prohibits age discrimination in employment, any rights under Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion, or sex, or any other claim, action, cause of action, or liability arising under any other federal, state, municipal, or local statute, law, ordinance, or regulation.

       (b) You also agree not to sue the Companies, or any of the other related parties or participate in a lawsuit or otherwise file or pursue a claim or initiate a proceeding of any sort on the basis of any claim of any type whatsoever in any way, directly or indirectly, arising out of or related to your employment, or the termination of that employment, with the Companies. You further acknowledge and agree in the event that you breach the provisions of the preceding sentence (i) the Companies shall be entitled to apply for and receive an injunction to restrain any violation of said provision, (ii) the Companies shall not be obliged to continue payment of enhanced benefits under the Agreement to you, (iii) you shall be obliged to pay to the Companies or any one of the Companies its costs and expenses in enforcing this release and defending against such lawsuit (including court costs, expenses and reasonable legal fees), and (iv) you shall be obliged upon demand to repay to the Companies all but $1,000 of the value of the benefits under this Agreement paid or provided to you and the foregoing shall not affect the validity of this release.

       (c) This release does not release the Companies from any obligation or claim for any amount payable under this Agreement or any employee benefit plan nor does it apply to any rights under the Age Discrimination Act which occur after the date this release is signed.

21. Company Release: (a) In exchange for the consideration contained in this Agreement, the Companies, their respective directors, officers, employees, successors and assigns (collectively referred to in this paragraph 21 as the "Companies") hereby completely releases you, your successors, affiliates, agents, attorneys, heirs, representatives and assigns (collectively referred to in this paragraph 21 as "you" or "your") from any claims actions or causes of action the Companies had, now has or in the future may have, arising from or relating to your employment, your termination of employment or any act of yours prior to your Termination Date, expressly including, but not limited to, any claim arising under any Federal, State or local statute, rule or regulation, unless your actions represented gross negligence or were criminal in nature.



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Ms. Mary E. Junck
April 5, 1999
Page 11

       (b) The Companies agree that the Companies will not participate in a lawsuit or otherwise file or pursue a claim or initiate a proceeding of any sort on the basis of any claim which has been released by the Companies under the provisions of subparagraph (a), above. The Companies further acknowledge and agree in the event that the Companies or any one of the Companies breach the provisions of the preceding sentence (i) you shall be entitled to apply for an injunction to restrain any violation of said provision, and (ii) the Companies shall be obliged to pay the costs and expenses which you incur in enforcing his release and defending against such lawsuit (including court costs, expenses and reasonable legal fees).

       (c) This release by the Companies does not release you from any obligation you may have under this Agreement nor does it apply to any acts which occur after the date this release is signed,

22. Revocation Period: (a) You acknowledge that you have been given a period of at least twenty-one (21) days to review and consider this Agreement before signing it. You further understand that you may use as much of the 21-day period as you wish before signing it. If you do not execute and deliver this Agreement to the Companies within the time provided, none of the payments or benefits under this Agreement will be made by the Companies to you.

       (b) You also understand that you may revoke this Agreement within seven
       (7) days after signing this Agreement. Revocation may be made by delivering a written notice of revocation to me. For this revocation to be effective, I must receive written notice no later than the close of business on the seventh day after you have signed this Agreement. However, if you elect to revoke this Agreement, the rights and obligations of both you and the Companies under this Agreement shall in all respects terminate, it will not be effective or enforceable, you will not receive the benefits and payment described in this Agreement and your employment with the Companies will terminate on June 30, 1999.

       (c) Provided that you have complied with all of the terms and conditions of this Agreement, and provided further that you have not exercised your revocation rights, it shall become effective on the day which immediately follows the expiration of the above seven day revocation period described in the preceding paragraph.

       (d) You acknowledge that in the event that you do not execute and deliver all the documents required by this Agreement or in the event that you revoke the required releases, you will be obligated to return, and you expressly agree that you will return upon demand of the Companies, all payments made to you by the Companies pursuant to this Agreement, and this obligation to return all such payments shall survive any such actions by you.

Ms. Mary E. Junck
April 5, 1999
Page 12

23. Advice of Counsel: You represent and agree that you fully understand your right to discuss, and that the Companies have advised you to discuss, all aspects of this Agreement with your private attorney, that you have carefully read and fully understand all of the provisions of this Agreement, and that you are voluntarily entering into this Agreement.

24. Entire Agreement: Except for other documents referred to herein, this Agreement contains the entire agreement and understanding between you and the Companies regarding your employment with and termination of employment from the Companies, and totally replaces any and all prior agreements, arrangements, representations, and understandings, written or oral, express or implied. Neither you nor the Companies shall be bound or liable for any representation, promise or inducement not contained herein or therein. This Agreement cannot be amended, modified, supplemented or altered in a manner that would change the economic value of the Agreement, except by written amendment or supplement signed by you and the Companies.

25. Binding on Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Companies and shall inure to the benefit of and be binding upon your heirs, executors, administrators, successors and assigns. Should the Companies merge or consolidate with another company or sell substantially all of their respective assets to another company or entity, this Agreement shall become an obligation of the surviving or acquiring company or entity.

26. Severability: Should any provision of this Agreement be found, held, declared, determined, or deemed by any court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable statute or controlling law, the legality, validity, and enforceability of the remaining provisions will not be affected and the illegal, invalid, or unenforceable provision will be deemed not to be a part of the Agreement.

27. Arbitration: In exchange for the additional benefits to be provided to you under this Agreement and the mutual promises contained herein, the parties hereto agree that any dispute, controversy or claim arising out of or relating to this Agreement or any payment required to be made hereunder or arising out of or in connection with your employment relationship with the Companies shall be resolved through final and binding arbitration as set forth below, and such arbitration shall be the sole and exclusive remedy for resolving any such claims or disputes. The parties understand that by agreeing to arbitration as an exclusive remedy, they are waiving any rights they may have to litigate their rights under this Agreement in a court of law, including but not limited to, any right to a jury trial; provided, however, the parties are not waiving the right to bring suit to enforce the provisions of this paragraph. This binding arbitration provided for under this Agreement with respect to this Agreement shall take place in Maryland and be in compliance with

Ms. Mary E. Junck
April 5, 1999
Page 13

       and governed by the provisions of the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.

28. Governing Law: This Agreement shall be construed and interpreted in accordance with Maryland law.

29. Acknowledgment: You acknowledge and agree the release in this Agreement is an essential and material term of this Agreement and that if you do not agree to this release, you will not receive any of the benefits under this Agreement. Further, you recognize and agree that you are voluntarily signing this Agreement with the full knowledge and consent that, as a consequence thereof, arbitration is the sole and exclusive remedy for resolving any dispute, controversy or claim arising out of this Agreement or your employment relationship with the Companies.

Please sign below and return this letter to me within 21 days to indicate your agreement to these terms.

Sincerely,

 /s/ JAMES R. SIMPSON

James R. Simpson
Senior Vice President,
Human Resources



I have read the terms of this Agreement, including the waiver and release, and I understand and agree to its provisions. I have been provided with a fully executed copy of same. I understand that it contains a release of all known and unknown claims and I voluntarily sign this Agreement.



 /s/ MARY E. JUNCK                          Date:  4-29-99
---------------------------                      -------------------------------
     Mary E. Junck